CHANNELSPACE ENTERTAINMENT, INC.
                          808 Live Oak Drive, Suite 126
                              Chesapeake, VA 23320








September 12, 2000



3D Shopping.com d/b/a
O2, Essential Marketing Technologies
308 Washington Blvd.
Marina Del Rey, CA 90292

Attention: Terry Gourley, Chief Executive Officer

Re:     Agreement to Acquire Technology for Shares
        -------------------------------------------

Dear Terry:

This letter sets forth our agreed upon terms for the acquisition of the "electronic Content Management System" technology ("eCMS") from ChannelSpace Entertainment, Inc., a Virginia corporation (or its assigns) ("CSEI"), by 3D Shopping.com d/b/a O2, Essential Marketing Technologies, a California
corporation ("O2") for shares of O2's voting common stock, which may be unregistered and restricted upon issuance, but which are subject to certain registration obligations, as well as certain related matters. This letter agreement is binding when executed by both CSEI and O2 . The closing of the acquisition will be evidenced by, but not subject to, our mutual agreement on specific wording and completion of appropriate mutually agreeable transfer documentation specifically setting forth the terms of this letter agreement, as well as other provisions customary for this type of transaction (the "Technology Transfer Documents"). If this letter agreement accurately sets forth the terms of our agreement, we would appreciate your acknowledgment and acceptance of these terms by signing and returning a copy of this letter agreement. We will
then  proceed  to  prepare  the  Technology   Transfer   Documents  and  related
agreements.


Technology to be Transferred
----------------------------

CSEI shall transfer and assign to O2 all of its right, title and interest in the source code, object code, documentation, architecture, schematics, plans, modules, models, marketing campaigns and all other embodiments or related intellectual property assets for the software technology known as eCMS, as further described on Exhibit A hereto, and made a part hereof. The transfer shall be made on an "as is" basis. Notwithstanding the foregoing, CSEI represents and warrants that (i) it has not licensed or sold the eCMS technology to any third party, and, as more fully set forth in the Related Assets and Contracts section below, the eCMS technology does not contain or incorporate any proprietary technology of any third party; (ii) that the eCMS technology has been used solely for internal purposes with regard to CSEI's "collectingchannel.com" in the content management of all eight "folders" (with

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 2

the exception of certain static features that do not change frequently, such as headers, footers, tabs, introductory pages, price guide data load process and vender data load process), as well as for the "Caribbeanchannel.com"; and (iii) the written information presented at a July 13, 2000 presentation in Chesapeake, Virginia by CSEI to O2 (as attached as Exhibit B hereto) reasonably represents in all material respects the application of the eCMS technology for "collectingchannel.com". O2 acknowledges that, although the eCMS technology has been used for the internal purposes of CSEI (as described in the previous sentence), the eCMS technology will require additional development, documentation and testing prior to the licensing of the eCMS technology to third parties by O2 (or its assigns). The eCMS technology will be transferred to O2 free and clear of all liens and encumbrances (other than the licenses to be granted by O2 to CSEI described herein), with a warranty as to title, non-infringement and the above representation as to current usage. The technology transfer will be evidenced by an assignment agreement.

Related Assets and Contracts
----------------------------

CSEI will transfer to O2 all tangible embodiments of the eCMS technology, including without limitation, the medium containing the eCMS technology. Exhibit C identifies the computer equipment and related items that CSEI will make available for sale to O2. No later than ten (10) business days prior to the scheduled closing, CSEI will provide to O2 CSEI's estimate of the fair market value of each item on Exhibit C (and any liens or encumbrances to which any item is subject). No later than five (5) business days prior to the scheduled closing , O2 will notify CSEI as to which, if any, items on Exhibit C that O2 will acquire for cash to be paid at the closing. O2 may reject any and all items on Exhibit C in its sole discretion. Except as set forth on Exhibit C, the items that O2 elects to purchase will be delivered free and clear of any liens and encumbrance and will be evidenced by a bill of sale.

CSEI has no third party contracts or license agreements with respect to the eCMS technology. The eCMS technology does not incorporate any other licensed technology. As set forth on Exhibit A, the eCMS technology is designed on a Microsoft Distributed Internet Architecture and is designed to be run on any platform that supports Microsoft Component Object Model standard, although O2 and each licensee will need to license Microsoft Site Server commerce addition software. Accordingly, there are no contracts to be assigned to O2 to provide it with the full benefits of the technology assignment.

O2 has indicated its intention to make employment offers to Jeff Laskowski (CSEI's current Chief Technology Officer), and one or more Senior Developers. In addition, O2 has indicated its intention to enter into a transitional consulting relationship with Mark Stuart (CSEI's current Chief Executive Officer). CSEI will cooperate fully with O2 to facilitate such contracts, including execution of waivers and releases with respect to such CSEI employees hired by O2 as an employee or retained as a transitional consultant. CSEI hereby acknowledges that the employment by O2 of Jeff Laskowski pursuant to the letter agreement attached as Exhibit D hereto is a condition to closing by O2. O2 agrees to execute employment agreement in the form attached as Exhibit D hereto.

CSEI Licenses
-------------

O2 shall grant to CSEI three (3) royalty-free, one year licenses for the eCMS technology (object code and available documentation), which licenses shall include maintenance, support and each new release by O2 of a new version of the eCMS technology that is offered to any other O2 licensee for the eCMS technology on a "most favored client" pricing. Such licenses shall be used to support the web-sites currently known as "Caribbeanchannel.com", "Celticchannel.com" and one other site to be designated by CSEI. O2 shall transmit each upgrade in the ordinary course of its distribution of upgrades or new versions to its other licensees. Additionally, O2 shall grant to CSEI a royalty-free, perpetual source

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 3

and object code license for use with its "collectingchannel.com" website. O2 shall have no maintenance, upgrade or other ongoing obligation with respect to the source code license. CSEI shall have the right to assign the licenses to one or more third parties that acquire from CSEI any of the foregoing web-based activities, but with no right to sublicense or sell independently. The forgoing licenses to CSEI will be evidenced by license agreements, with no right to sublicense or sell independently and excluding, in each case, all representations and warranties by O2.

Closing Date Consideration
--------------------------

The initial consideration for the assignment of the eCMS technology and related assets from CSEI to O2 shall be the issuance by O2 to CSEI (or its assigns) of 833,333.33 shares of O2 voting common stock (currently traded on the American Stock Exchange under the symbol THD) (the "Initial Shares"), subject only to the lock-up restrictions in the next paragraph and, if unregistered at the time of issuance, also subject to the Securities Registration Obligations section below. Subject to the lock-up restrictions described below, the delivery of the Initial Shares shall be authorized for the closing date by instructions from O2 to its transfer agent to issue the Initial Shares to CSEI, or its assigns. CSEI shall provide a written letter of delivery instructions to O2 and its transfer agent at least two (2) business days prior to the closing date designating the names in which the Initial Shares shall be issued. If no instruction letter is received, all the Initial Shares shall be issued to and delivered in the name of CSEI.

Lock-up Restrictions
--------------------

The Initial Shares shall be marked and remain subject to a restriction from public trading for the following periods:(i) all Initial Shares for six months after the closing date; (ii) fifty thousand (50,000) shares shall become unrestricted on the first day of each of the seventh through the twelfth month after the closing date; and (iii) the remaining Initial Shares shall become unrestricted on the first day of the thirteenth month after the closing date. The foregoing restrictions shall expire prior to the end of such periods, if a third party makes a tender offer or otherwise agrees to acquire substantially all of the shares of voting common stock of O2. Notwithstanding such restriction, CSEI shall be permitted to assign any of the Initial Shares received by it, and other recipients of the Initial Shares shall be permitted to assign any of the Initial Shares they receive, in one or more private transactions, which transfers will be recorded on the books of O2 by its transfer agent upon certification and indemnification by the transferor in compliance with all applicable securities laws. In each case, any transferee will be required to acknowledge and agree to the lock-up restriction in this paragraph. As the restrictions lapse with respect to each group of the Initial Shares, O2 shall cause its transfer agent to deliver to the then current registered owners of such Initial Shares replacement certificates without transfer legends against cancellation of the certificates with the legends. At the end of each restricted period, O2 shall take all other actions reasonably necessary to allow the unrestricted public trading of the unrestricted Initial Shares, including any filings necessary under Federal and state securities laws (see the Securities Registration Obligations section below).

Post-Closing Consideration
--------------------------

CSEI (or its assigns) shall be entitled to receive additional shares of O2 common stock on a quarterly basis for six quarters, beginning four months after the closing. Such shares may be unregistered at the time of issuance, and if so, the Securities Registration Obligations section below shall apply. The "value" of the shares deliverable within thirty days after the end of each such quarter shall equal the "gross revenues" of O2 (or its successors and assigns) with respect to the eCMS technology (as it may be enhanced or modified from time to time) for such three months. Whether or not such O2 Shares are registered upon

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 4

issuance, the "value" of the O2 shares shall be determined by taking the sum of the closing price of registered shares of the common stock for each trading day during such three months, divided by the number of trading days during such three-month period. The O2 shares of voting common stock shall be issued by the transfer agent in the name of CSEI or its assigns, as provided by written instructions from CSEI (or its successor).

For the purposes of this provision, O2 will use its commercially reasonable efforts to market the eCMS technology as part of the O2 web-based tools during the period set forth in the previous paragraph. O2 will not take any actions, or fail to take any actions, that will materially impair the marketing of the eCMS technology during the period set forth in the previous paragraph or that will substantially impair the ability of CSEI to receive the post-closing consideration set forth in the previous paragraph.

"Gross revenues" include all license fees, installation or other service fees for which a contract is entered into during such quarter and, for this purpose, maintenance fees for a twenty-four month period following the initial contract with such licensee (collectively, "Licensee Revenue Stream"). To the extent that the eCMS technology is licensed in connection with or in a combination with any other software package, the "gross revenues" shall include the O2 "bundled price" of the eCMS technology package and services provided. For this purpose, the "bundled price" shall equal the list price of the Licensee Revenue Stream of the eCMS Technology multiplied by the fraction of which the numerator is the Licensee Revenue Stream for the "bundled" package of products and services, and the denominator is the sum of the individual list prices of the Licensee Revenue Stream for all the individual products and services in the "bundled" package. For example, if the Licensee Revenue Stream for the eCMS technology is $60,000 and it is bundled with other O2 products and services with Licensee Revenue Streams of $100,000, and the "bundled" package is licensed for a Licensee Revenue Stream of $120,000, then the "gross revenues" will include $45,000 ($60,000 x ($120,000/$160,000)). To the extent that O2 uses the eCMS technology in any other "income" producing manner (e.g., service bureau, consulting, portal, software rental, or bartered for other services, licenses or similar consideration), such "income" shall be included in full in the computation of "gross revenues" at the projected "income" levels from each such contract or relationship for the first twelve months of such contract or relationship. In any bartering situation, the "income" shall equal the vendor's prevailing price of such services, licenses or other consideration acquired by barter. Notwithstanding, the prior sentence, if such bartered services, licenses, or other consideration received by O2 is not recognizable as "income" to O2 under Generally Accepted Accounting Principals, then such bartered services, licenses, or other consideration received by O2 shall be excluded from "gross revenues"; provided, however, that the maximum amount so excluded shall not in the aggregate exceed the lesser of: (i) one percent (1%) of the total consideration received by CSEI from O2 under this letter agreement; or (ii) $250,000. To the extent that O2 sells or transfers the eCMS technology or any part thereof in an arm's length transaction to a third party, the proceeds received from such sale or transfer shall be considered "gross revenues".

The maximum "value" of shares deliverable to CSEI or its assigns pursuant to this post-closing consideration paragraph shall not exceed an additional $12.5 million (measured at the "value" as to each separate delivery over the six quarters), reduced by any set-offs permitted below.

Price Protection Consideration
------------------------------

The parties agreed to the number of Initial Shares on the expectation that the public trading price of such shares was expected to increase during the eighteen month period after the closing to at least $15 per share. In that regard, if the "value" of the O2 registered shares of common stock (as determined in accordance with the first paragraph of Post-Closing Consideration section above) does not equal or exceed $15 per share for the "three month" period beginning fifteen

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 5

months after the closing, O2 shall deliver to CSEI (or its assigns who received any of the unrestricted Initial Shares at the end of the lock-up periods), additional shares of O2 common stock which, if unregistered, will be subject to (the Securities Registration Obligations section below. The number of additional which, if unregistered will be subject to shares of O2 common stock deliverable with respect to each Initial Share (that has not been returned pursuant to the indemnification obligations below) shall equal (i) $15.00 minus the "value" as determined for such quarter; (ii) divided by such "value". For example, if the "value" equals $12.00, then ($15.00 - $12.00)/$12.00 = $3.00/12.00 = .25 additional share of O2 common stock issuable with respect to each Initial Share of Common Stock, whether or not such Initial Share remains in the possession of CSEI or any of its assigns (unless it has been returned to O2 pursuant to the indemnification provisions below).

Liabilities
-----------

O2 will not assume any liability of any kind with respect to the eCMS technology or related assets, other than the specific liabilities set forth on Exhibit C with respect to such equipment that O2 elects to acquire, as set forth in the Related Assets and Contracts section above.

Warranties and Set-Off
----------------------

O2 has agreed to acquire the eCMS technology on an "as is" basis. Except with respect to title, non-infringement and current usage (as described above), CSEI makes no representation or warranty as to the functionality, marketability, fitness for a particular purpose or otherwise of the eCMS technology or the related assets.

With respect solely to any third party claims challenging CSEI's warranty as to title or non-infringement, CSEI and/or its assigns shall indemnify and hold O2, and indirectly, its officers, directors, employees, agents, successors and assigns, as well as its licensees, harmless with respect to all out of pocket costs, payments, settlements, royalties imposed or amounts paid ("Losses") related to such claims, limited to no more than Two Million Five Hundred Thousand Dollars ($2,500,000) for the first year after closing and limited to no more than Five Million Dollars ($5,000,000) during the second year after closing and limited to losses incurred during the twenty-four (24) months after the closing, with notice delivered to CSEI no later than twenty seven (27) months after the closing. O2 shall notify CSEI and each of its assigns promptly after receipt of any such claims and CSEI or its assigns shall have the right at its or their own cost to defend or settle such actions.

For any Losses accruing during the first six months after closing, O2 shall be entitled to a return of that number of shares of O2 common stock that have a value equal to the Losses based on the greater of: (i)$15 per share of O2 common stock, or (ii) the closing price of the O2 common stock on the settlement date or date of final determination by arbitration, as provided below. For any Losses accruing more than six months after closing, O2 shall first be payable by way of a reduction in the amount of then currently owing and payable post closing consideration. Following notification of such claim, a reasonable portion of any then currently owing and payable remaining post closing consideration not previously issued shall be deposited into escrow pending the results of such claims or the determination by arbitration as provided below.

Except as provided in the preceding paragraphs in no event will CSEI or its assigns, be liable to O2 or any other party, or any third party for any Losses or claims arising out of or related to the eCMS technology, including any lost revenue, lost profits, replacement goods, loss of technology, rights or

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 6

services, incidental, punitive, exemplary, indirect or consequential damages, loss of data, or interruption or loss of use or service of any equipment, web-site or business activity, even if advised of the possibility of such damages.

O2 covenants that it will not make any modifications, additional enhancements or other changes to the eCMS technology in a manner that infringes the intellectual property rights of any third party.

O2 has provided to CSEI its "Due Diligence Presentation" regarding its current business operations and future business plans. O2 represents and warrants that such "Due Diligence Presentation" sets forth in all material respects its current business operations and its current expectations of its future business plans.

Securities Registration Obligations
-----------------------------------

O2 agrees to authorize and reserve a sufficient number of shares of its common stock for all the delivery requirements hereunder taking into account from time to time the then current "value" of its common stock as determined in accordance with the first paragraph of the Post-Closing Consideration section above.

O2 agrees that within thirty (30) days after the closing, it shall file a registration statement on form S-3 or other applicable form for the Initial Shares, which registration shall become effective no later than the end of six months after the closing and, O2 shall thereafter take all actions and make all filings required to keep the Initial Shares registered and freely tradeable. If O2 fails to comply with the previous sentence, in addition to any other consideration in this Letter Agreement, CSEI (or its assigns) shall be entitled to receive Two Hundred and Fifty Thousand Dollars ($250,000) in "value" of additional shares of O2 common stock as a penalty for failing to comply with the registration obligations with respect to the Initial Shares. The issuance of the additional shares pursuant to the previous sentence shall not relieve O2 of any of its obligations under this section. The additional shares of O2 common stock issuable as a penalty will be "valued" as determined in accordance with the first paragraph of the Post-Closing Consideration section above for the three month period ending on the six monthly anniversary of the closing date and shall be delivered within ten (10) business days after such anniversary.

O2 agrees that the shares deliverable as: (i) post-closing consideration; (ii) price protection consideration; and (iii) penalty shares (as described in the preceding paragraph) hereunder, shall, in each instance, be either registered and freely tradable when delivered, or, if not then registered and freely tradeable, O2 agrees that within sixty (60) days after such delivery, such shares shall be registered and freely tradeable pursuant to an effective registration statement filed by O2 on form S-3 or other applicable form and that O2 shall thereafter take all actions and make all filings required to keep these shares registered and freely tradeable.

In addition to, and not in lieu of, the registration obligations set forth in the preceding two paragraphs, O2 agrees that it will file a shelf registration, as soon as it is eligible to do so, to register the maximum number of shares of the O2 common stock that would be deliverable hereunder to CSEI or its assigns, that are not already reserved, registered and freely tradeable, as well as for the penalty shares described in the second paragraph of this section. For the purpose of the preceding sentence, the maximum number of shares deliverable hereunder will be based on the "value" of the O2 common stock as determined in accordance with in the first paragraph of the Post-Closing Consideration section above applied to both the maximum post-closing consideration of $12.5 million and the price protection consideration determined at the end of the three calendar month period immediately preceding the date of such shelf registration (which shall be no more than thirty (30) days after the first opportunity to make such filing). For example, if O2 is first able to file a shelf registration during the seventh month after the closing and the "value" of the O2 common stock for the three calendar months preceding such filing opportunity is

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 7

determined to be $9.00 per share and only the Initial Shares have been registered, O2 shall file a shelf registration covering (i) 1,388,889 shares, with respect to the maximum post-closing consideration ($12,500,00/$9.00); and
(ii) 555,556 shares, with respect to the price protection consideration ((($15.00 - $9.00) x 833,333.33)/$9.00), as well as any covering any penalty shares that have accrued and have not theretofore been registered.

To the extent that O2 makes any other filing to register any of its common stock or other securities prior to the time when all shares of common stock delivered or that may be deliverable hereunder to CSEI or its assigns have been fully registered and effective, O2 shall: (i) include all unregistered O2 shares of common stock issued to CSEI or its assigns in such registration statement;, (ii) to the maximum extent allowable under applicable securities laws at such time, register the maximum number of shares of O2 common stock that are potentially issuable to CSEI or its assigns, in accordance with the calculation in the prior paragraph, applied at the time of such registration; and (iii) O2 shall thereafter take all actions and make all filings required to keep these shares registered and freely tradeable.

Closing; Documentation; Cooperation
-----------------------------------

The Closing of the above agreed upon matters shall take place at the office of O2 at the earlier of (i) a date specified by O2 which is no more than ten (10) days after the Closing by O2 of its private placement of securities through its current offering through H.C. Wainwright& Co., Inc.; or (ii) November 15, 2000; in either case, at 10:00 a.m. Pacific time. The parties agree that time is of the essence. At the closing, the parties shall execute such documents as they mutually agree upon to evidence the terms of this letter agreement. If the parties are unable to agree upon such documents, the transactions shall, nonetheless, close on the terms set forth in this letter agreement. As stated above, O2's closing obligations are conditioned on the employment of Jeff Laskowski pursuant to the form of agreement attached as Exhibit D, as well as the approval of such transaction by the Board of Directors of O2, which O2 shall use its commercially reasonable efforts to obtain within ten (10) business days of the execution of this Letter Agreement. If such consent of the O2 board is not obtained within such time period, this letter agreement shall be null and void and of no further force and effect. CSEI's closing obligations are conditioned on the receipt of consent of its shareholders.

CSEI shall instruct its counsel to prepare drafts of the Technology Transfer Documents to evidence the agreements in this binding letter agreement. The parties agree to provide reasonable cooperation to facilitate the foregoing agreements, including the provisions of certificates as to power, authority and approvals, if any, or the lack of need for any approvals. CSEI may suggest certain pre-closing changes to the foregoing agreements, including an assignment of the eCMS technology and related assets to a wholly-owned subsidiary and/or the transfer to O2 or its wholly-owned subsidiary of the stock of such subsidiary, rather than the eCMS technology and related assets. O2 may propose that it assign its rights under this Agreement, but not its obligations, to a wholly-owed subsidiary. If either CSEI or O2 requests such changes as contemplated in this paragraph, the other party will make reasonable effects to accommodate such requests. Nonetheless, if such requested changes are not accepted by the other party, the agreed upon transactions shall proceed as set forth herein.

Interim Consulting Agreement
----------------------------

For the period from the date of this letter agreement to the closing date, CSEI will provide the following four (4) individuals on a full-time consulting engagement to O2: Mark Stuart; Jeff Laskowski; Glen Canterbury and Will Geith.

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 8

O2 shall pay a weekly consulting fee of Ten Thousand Dollars ($10,000), as well as reimburse CSEI for all reasonable out-of-pocket travel and related expenses on an accountable basis invoiced during the consulting period.

Confidentiality; Non-Compete
----------------------------

Except as advised by O2's securities counsel for compliance with applicable securities laws, neither O2 nor CSEI will make any public announcement or disclosure without prior written approval of the other party regarding the terms of this letter agreement prior to the Closing. Each party agrees that the terms of their current Confidentiality Agreement dated July 5, 2000 shall continue in full force and effect, as a part of this letter agreement except for Section 7 thereof which is modified by the provisions in the Miscellaneous section below. Notwithstanding the foregoing, each of CSEI and O2 shall be permitted to disclose the existence of this letter agreement under terms of confidentiality as necessary to secure any necessary approvals, or to their respective investment bankers and/or creditors.

CSEI agrees as part of the technology transfer, that for a period of seven (7) years, it will not develop, acquire or in any other way, directly or indirectly compete with the eCMS technology being marketed by O2 (or its assigns).

Board Representation
--------------------

CSEI and its assigns shall be entitled to elect one (1) director to the Board of Directors of O2 reasonably acceptable to O2. Additionally, CSEI shall be entitled to designate one (1) non-voting observer to attend each O2 Board of Directors meeting, which observer shall be reasonably acceptable to O2. If O2 has fully and completely complied with all of its obligations hereunder, including without limitation its registration obligations, these rights shall terminate at the later of (i) the end of the period during which CSEI or its assigns are entitled to receive the post-closing consideration; or (ii) when the shares of O2 common stock held by CSEI and its assigns constitute less than five percent (5%) of the total number of issued and outstanding shares of O2 common stock.

Miscellaneous
-------------

To the extent that the outstanding O2 shares of common stock are exchanged, converted, or recapitalized into any other securities of O2 or any other entity, the measurement of and amount of the consideration hereunder shall be adjusted per share of O2 common stock to be received hereunder to reflect such exchange, conversion or recapitalization. This provision shall apply to one or more successive exchanges, conversions or recapitalizations.

O2 shall be solely responsible for any finders fee, fees and expenses to Del Mar Consulting, Inc. and O2's legal counsel. CSEI shall be solely responsible for any fees and expenses of Gefsky and Lehman, P.C., Hirschler, Fleischer, Weinberg, Cox and Allen, P.C. and any of their affiliated entities.

Any disputes regarding this letter agreement, including without limitation, any disputes regarding Losses and the right to set-off shall be resolved by binding arbitration, in accordance with the rules of the American Arbitration Association. If the dispute is taken to arbitration by CSEI, the arbitration shall be conducted in Los Angeles, California. If the dispute is taken to arbitration by O2, the arbitration shall be conducted in Richmond Virginia. The prevailing party shall be entitled to reasonable attorney fees and costs of arbitration, in the discretion of the arbitrator.

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 9

Without regard to its choice or conflict of law provisions, the parties agree that Delaware law should apply. This agreement constitutes the entire agreement between the parties hereto with respect to subject matter hereof and supersedes all prior oral and written discussions and understandings.

If the foregoing accurately sets forth our agreement, please sign below and return a copy to my attention.

Sincerely,

CHANNELSPACE ENTERTAINMENT, INC.


By:

Title:

Date:


Acknowledged, Agreed and Accepted.

3D SHOPPING.COM d/b/a
O2, Essential Marketing Technologies


By:

Title:

Date:

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 10



                                    Exhibit A

                         Description of eCMS Technology
                         ------------------------------

eCMS Feature Summary
--------------------

Following is an overview of features included in each of eCMS' functional areas.

User Administration Module
--------------------------

eCMS employs user roles to manage system users and system access. Via the Administration Module, the system manager controls individual user access for both read only and read/write access for each of the functional areas of the product. As such, the Web based system readily supports dispersed workgroups, sequential and concurrent work processes, and selective managerial review, while maintaining customizable levels of information security.

The User Administration Module provides the flexibility to:

Add, edit and delete user accounts as circumstances change. New users can be granted access to the areas they require in less than five minutes. Likewise, departing employees can be denied access to the system with equivalent ease. Editing/updating individual user profiles for promotions, job responsibility changes, relocations and other factors is also rapidly accomplished.

Add, edit and delete user roles. User roles are defined by the need to access certain tiers of information. The system administrator can customize these tiers in whatever groupings he/she desires. Role definition can be as dynamic or static as an individual organization requires without the need for additional programming by the system administrator.

Associate users to roles. Again, this is a process involving just a few keystrokes. As such, relatively static organizations will only need to access this module for personnel changes, but the system is still flexible enough to readily support workgroup-oriented organizations, where individual roles and responsibilities are constantly changing.

Perform searches for users. System administrators use the internal search tool of the Administration Module to quickly access any of the aforementioned components, to see all associations at a glance, and to update the listings as required without exiting to a separate screen.

Content Module
--------------

The central functional tool of eCMS is the Content Module. The Content Module manages multiple databases of information, both for the display of individual items or elements, and for the combination of multiple elements into a single "package" for display within a given window of time. Within the system, these are referred to as classifications and content packages respectively. Here is an explanation of both:

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 11

Classification - A classification is any piece of information not bound by time. Some examples of classifications are articles, store items, broadcast items (both audio and video), database entries (such as dealer listings, reference listings, related auctions, related websites, literally whatever type of databases users want to incorporate), user defined searches and much more. Any producer, or external user if desired, can use a search to find all relevant classifications for a given topic in a matter of seconds.

Content Package - A content package is a specially created presentation of multiple, related classifications, which also has a specific location or locations to appear on the site, as well as start and end run dates associated with it. Producers can create a feature package on any topic and associate multiple related classifications to it, being limited only by the depth of content resources one has in the various classifications. As an example, an article on Superman might run with links to associated video from the old TV series streaming on the server, to an audio interview with Christopher Reeves that is archived on the server, to multiple Superman items that users can purchase (both from internal store vendors and external affiliate vendors, if desired), to a pull quote from an internal or external message board, to related auctions of superman items on internal or external affiliate sites, to a slideshow of related pictures, to an interactive poll on who was the best Superman, even to quizzes or contests. Finally, the package can be set to appear on the site in a specific location for a specific period of time automatically. Subsequently, if desired, users may still access these types of packages after their initial run via a search engine function.

The flexibility afforded by the Content Module of eCMS provides webmasters, producers and/or editors unlimited control in melding commerce and content, in showcasing and cross-promoting various areas of the site, and in driving multiple page views/impressions from a single article on a given topic in a fashion that is both contextual and synergistic. Specific functionality includes, among other things, the ability to:

Add, edit and delete classifications, allowing for easy management of multiple databases of varied types of information/content resources

Associate classifications to content packages

Add, edit and delete content packages

Add, edit and delete a run date/location for packages

Perform content searches

Manage both internal and user submitted database entries/resource listings for display on a Web site

Customize the layout of Feature Packages

Activate and de-activate content

Break associations between content without deleting the content from the system

Create associated slideshows, polls, quizzes and contests

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 12

Create linked "teases" to any area of the site

Develop and publish a Program Grid for 24 hour automated streaming of audiovisual assets via a Broadcast Playlist. The Broadcast Playlist is a tool that allows the production staff to create a playlist text file that is used by the G2 servers for playing video in a pre-ordained sequence, or at specific times in support of special events in addition to on-demand streaming, which is always available.

Ad Manager Module
-----------------

The Ad Manager Module governs the display, rotation and administrative management of both in house and externally provided client advertising including multiple sizes of static and rotating banner ads, buttons, bars and text links, as well as unlinked image-based advertisements for clients without a Web presence. There are six different basic ad types. These are:

IMG - A clickable image
-----------------------

TEXT - A text-only ad

HTML - An ad that accepts HTML or DHTML code

NOCLICKING - An image that cannot be clicked upon

NETSHOW - Streaming video that can be clicked

ENLIVEN - Ad that uses Enliven technology.

The Ad Manager Module also includes the ability to:

Add, edit and delete client listings for easy management and display of all contact information and contractual obligations.

Add, edit and delete campaigns. This is the organizational component of Ad Manager for a given sequence of advertisements. In simpler terms, a campaign is the "house" where multiple campaign items reside. Campaigns must have clearly defined start and end dates.

Add, edit and delete campaign items. This is the primary unit of Ad Manager. A campaign item is an individual advertisement and placement combination.

Specify the type of run. This defines whether the item is a paid advertisement or a house ad. By default, paid ads take precedence over house ads in the rotation. Define ad request parameters to manage delivery. One can manage by the number of times an item is displayed (by impressions) or the number of items the item is clicked (by click through) as required by the contract associated with each particular vendor.

Set exposure limits for individual users. This parameter governs the maximum number of times an item can be displayed to the site user. This filter precludes

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 13

inundating individual users with the same advertisement repeatedly. The settings are None, so no filtering occurs, or numerical limits from one to three.

Specify the location(s) where an ad will appear. These are defined by the design of the site itself, the sizes of the ads that run in those locations, and the type of ad it is, whether a banner, button, etc. The system comes with several pre-sets, which can be used, modified or added to in reflection of each site's design considerations.

Generate reports for ad performance including impressions served, click through rate achieved, revenue realized and so forth.

Store Module
------------

The Store Module manages the input and modification of store vendors and products for a particular Web site, as well as all reporting associated with those vendors. The system is capable of supporting in-store vendors, framed external stores and affiliate relationships. The application also supports the cross promotion of one product to another, regardless of source. The Store Module provides the flexibility to:

Add, modify and delete vendors

Deactivate a vendor so that a vendor and its products do not display on the Web site

Perform a vendor search

Add modify, and delete a product

Deactivate a product so that it does not display on the Web site

Perform a product search

Add, display (details and list), modify and delete a cross-promotion

Modify the category to which a product is assigned

Allow vendors to find orders for their products for fulfillment

Create  a  report  for  accounting  to  track  revenues   associated  with  each
transaction or series of transactions relative to a given vendor.

Auctions Module
---------------

The Auctions Module controls the management of auctions placed by the company on external auction sites like Yahoo, determines which will appear on internal sites for promotional or other purposes, and provides a full suite of reporting functions for active, completed and ineffective auctions.

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 14

Customer Service Module
-----------------------

The Customer  Service Module  provides the tools for a Customer Care  Specialist
(CCS) to respond to questions from our registered visitors to the Web site. It has the flexibility to:

View a visitor's registration information, appraisal requests, store orders, and store shopping cart items

Enable CCS representatives to add comments about an interaction with a registered visitor

Activate or de-activate a visitor account

Black list a visitor account

Search for visitors

Search service orders

Search for store orders

List all service orders for a visitor

List all shopping cart items for a visitor

List all store orders for a visitor

List all CCS representative comments for a visitor

Display the details of a visitor service request and response

Display the details of a visitor store order.

Billable Services Module
------------------------

This example uses CollectingChannel's "eValueNet" appraisal service, but the module could address any type of billable service. The Billable Services Module consists of three areas. Here is an explanation for each:

eValueNet - Appraiser: Our appraisers use this area to appraise items in their assigned category(s) and send the finished appraisal to the customer. This system tracks the appraisals and has the ability to change the appraisal request status as well as edit all appraisals.

eValueNet - Manager: This module provides the Appraisal Manager the ability to track the appraisals through the appraisal process. The Manager area provides the ability to modify the category for an appraisal request, change the appraisal request status and edit all appraisals.

eValueNet - Accounting: This area provides the Accounting group the flexibility to perform searches on appraisals based on key criteria like appraisal status,

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 15

file name, appraisal date and additional search criteria. Within the search results, the CyberCash Order ID is displayed. This number is used to cross reference the appraisal in the CyberCash system for billing purposes.

Additionally, the Affiliate listing function provides for the management of contact information on all eValueNet affiliates, and the Appraisal Report function tracks affiliate referrals which resulted in sales and allocates the revenue associated with each for accounting purposes.

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 16


                                    EXHIBIT B
                                    ---------


                Copy of July 13, 2000 Presentation by CSEI to O2
                ------------------------------------------------

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 17




                                    EXHIBIT C
                                    ---------

                      Computer Equipment and Related Assets
                      -------------------------------------


A)       Server Specifications:

         1)       Dell PowerEdge 2300 2xPIII-450-256K  5x9.1G drives
                  Serial #1H5D3

         2)       Dell PowerEdge 2300 2xPIII-450-256K  5x9.1G drives
                  Serial #1H5D5

         3)       Dell PowerEdge 2300 2xPIII-450-512K 6x9.1G drives
                  Serial #1H5CB

B)       Workstation Specifications:

         1)       Dell Optiplex GX1p PIII-500-256K
                  Serial #5D7YE

         2)       Dell Optiplex GX1p PIII-500-256K
                  Serial #5D7WE

         3)       Dell Optiplex GX1p PIII-500-256K
                  Serial #5D7YX

Terry Gourley, Chief Executive Officer
O2, Essential Marketing Technologies
September 12, 2000
Page 18


                                   EXHIBIT D
                                   ---------

                      Employment Letter for Jeff Laskowski
                      ------------------------------------



                                 TO BE ATTACHED